SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No. 1)*

UDEMY, INC.
(Name of Issuer)
COMMON STOCK, $0.00001 PAR VALUE PER SHARE
(Title of Class of Securities)
902685106
(CUSIP Number)
December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 902685106	13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS Grace Software Cross Fund Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 984,909
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 984,909
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 984,909
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners Public Equities Master Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 98,286
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 98,286
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,286
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners Public Equities GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 98,286
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 98,286
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,286
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 98,286
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 98,286
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,286
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,203,192
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 24,203,192
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,203,192
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 560,198
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 560,198
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 560,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) VII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 10,654,754
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 10,654,754
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,654,754
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 9 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) VII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,530,921
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,530,921
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,530,921
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 36,949,065
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 36,949,065
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,949,065
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 11 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 36,949,065
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 36,949,065
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,949,065
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 12 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 984,909
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 984,909
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 984,909
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 13 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 984,909
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 984,909
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 984,909
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October  26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

CUSIP No. 902685106	13G	Page 14 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 38,032,260
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 38,032,260
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,032,260
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
Calculations are based upon 153,329,434 shares of Common Stock of the Issuer outstanding as of October 26, 2023, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on November 2, 2023.

Item 1(a).	Name of Issuer:
Udemy, Inc. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
600 Harrison Street, 3rd Floor, San Francisco, California 94107
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Grace Software Cross Fund Holdings, LLC, a Delaware limited liability company (“Grace”); (ii) Insight Partners Public Equities Master Fund, L.P., a Cayman Islands exempted limited partnership (“IPPE Master Fund”); (iii) Insight Partners Public Equities GP, LLC, a Delaware limited liability company (“IPPE GP”); (iv) Insight Venture Management, LLC, a Delaware limited liability company (“IVM”); (v) Insight Venture Partners VII, L.P., a Cayman Islands exempted limited partnership (“IVP VII”); (vi) Insight Venture Partners (Cayman) VII, L.P., a Cayman Islands exempted limited partnership (“Cayman VII”); (vii) Insight Venture Partners (Delaware) VII, L.P., a Delaware limited partnership (“Delaware VII”); (viii) Insight Venture Partners VII (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Co-Investors VII”, and together with IVP VII, Cayman VII and Delaware VII, the “Fund VII Entities”); (ix) Insight Venture Associates VII, L.P., a Cayman Islands exempted limited partnership (“IVA VII LP”); (x) Insight Venture Associates VII, Ltd., a Cayman Islands exempted company (“IVA VII Ltd”); (xi) Insight Associates XI, L.P., a Cayman Islands exempted limited partnership (“IA XI LP”); (xii) Insight Associates XI, Ltd., a Cayman Islands exempted company (“IA XI Ltd”); and (xiii)  Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”).
The general partner of each of the Fund VII Entities is IVA VII LP, whose general partner is IVA VII Ltd. The manager of Grace is IA XI LP, whose general partner is IA XI Ltd. The general partner of IPPE Master Fund is IPPE GP, whose sole member is IVM. The sole shareholder of IVA VII Ltd, IA XI Ltd and IVM is Holdings.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
See Item 2(a).
Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.00001 per share (“Common Stock”)
Item 2(e).	CUSIP Number:
902685106
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:
	(a) ☐	Broker or dealer registered under Section 15 of the Exchange Act.
	(b) ☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
	(c) ☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
	(d) ☐	Investment company registered under Section 8 of the Investment Company Act.
	(e) ☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f) ☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g) ☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
	(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
	(j) ☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.
Item 4.	Ownership.
The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
As the general partner of the Fund VII Entities, IVA VII LP may be deemed to beneficially own all 36,949,065 shares of Common Stock held directly by the Fund VII Entities. As the general partner of IVA VII LP, IVA VII Ltd may be deemed to beneficially own all 36,949,065 shares of Common Stock held directly by the Fund VII Entities. As the manager of Grace, IA XI LP may be deemed to beneficially own all 984,909 shares of Common Stock held directly by Grace. As the general partner of IA XI LP, IA XI Ltd may be deemed to beneficially own all 984,909 shares of Common Stock held directly by Grace. As the general partner of IPPE Master Fund, IPPE GP may be deemed to beneficially own all 98,286 shares of Common Stock held directly by IPPE Master Fund. As the sole member of IPPE GP, IVM may be deemed to beneficially own all 98,286 shares of Common Stock held directly by IPPE Master Fund. As the sole shareholder of IVA VII Ltd, IA XI Ltd and IVM, Holdings may be deemed to beneficially own all 36,949,065 shares of Common Stock held directly by the Fund VII Entities, all 984,909 shares of Common Stock held directly by Grace and all 98,286 shares of Common Stock held directly by IPPE Master Fund. The foregoing is not an admission by IVA VII LP, IVA VII Ltd, IA XI LP, IA XI Ltd, IPPE GP, IVM or Holdings that it is the beneficial owner of the shares held of record by the Fund VII Entities, Grace or IPPE Master Fund, nor is it an admission by any of the Fund VII Entities, Grace or IPPE Master Fund that it is the beneficial owner of any shares of Common Stock held by the other of the Fund VII Entities, Grace or IPPE Master Fund.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT HOLDINGS GROUP, LLC

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Attorney-in-Fact

GRACE SOFTWARE CROSS FUND HOLDINGS, LLC

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Attorney-in-Fact

INSIGHT PARTNERS PUBLIC EQUITIES MASTER FUND, L.P.

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Attorney-in-Fact

INSIGHT PARTNERS PUBLIC EQUITIES GP, LLC

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Attorney-in-Fact

INSIGHT VENTURE MANAGEMENT, LLC

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Attorney-in-Fact

INSIGHT VENTURE ASSOCIATES VII, LTD.

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT VENTURE ASSOCIATES VII, L.P.
By: Insight Venture Associates VII, Ltd., its general partner

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS VII, L.P.
By:        Insight Venture Associates VII, L.P., its general partner
By:        Insight Ventures Associates VII, Ltd., its general partner

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.
By:          Insight Venture Associates VII, L.P., its general partner
By:          Insight Venture Associates VII, Ltd., its general partner

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.
By:         Insight Venture Associates VII, L.P., its general partner
By:         Insight Venture Associates VII, Ltd., its general partner

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE)
VII, L.P.
By:         Insight Venture Associates VII, L.P., its general partner
By:         Insight Venture Associates VII, Ltd., its general partner

By: /s/ Andrew Prodromos
Name:          Andrew Prodromos
Title:            Authorized Officer

INSIGHT ASSOCIATES XI, LTD. By: /s/ Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer
INSIGHT ASSOCIATES XI, L.P. By: Insight Associates XI, Ltd., its general partner By: /s/ Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended